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                                                                    EXHIBIT 23.3

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Arlington Tankers Ltd:

We consent to the use of our report dated October 20 2004, with respect to the accompanying predecessor combined carve-out statements of operations, changes in combined predecessor equity, and cash flows of the predecessor to Arlington Tankers Ltd. and its subsidiaries, for the year ended December 31, 2003, incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.

Stockholm, Sweden
November 14, 2006
KPMG Bohlins AB

/s/ Cronie Wallquist
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Cronie Wallquist